EXHIBIT (i)

January 29, 2018

The Calvert Fund

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

The Calvert Fund (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated March 15, 1982 (the “Declaration of Trust.”)

I began serving as legal counsel to the Trust effective December 31, 2016. The matters covered by this opinion prior to that date were addressed by opinions of prior counsel filed with the Commission and incorporated herein by reference. Subject to the foregoing, I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series and/or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof and registered with the Securities and Exchange Commission are identified on Appendix A hereto.

Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for consideration. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

1.       The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

2.       Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 115 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

Very truly yours,

/s/ Katy D. Burke

Katy D. Burke, Esq.

Vice President

Calvert Research and Management

Appendix A

Established and Designated Series of the Trust

Calvert High Yield Bond Fund(1)

Calvert Income Fund(1)

Calvert Long-Term Income Fund(2)

Calvert Short Duration Income Fund(1)

Calvert Ultra-Short Duration Income Fund(3)

____________________________

Authorized Classes are as follows:

(1) Classes A, C and I

(2) Classes A and I

(3) Classes A, I and R6